MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared by management and approved by the Board of Directors of the Company. Management is responsible for the information and representations contained in these financial statements and in other sections of this Annual Report.

The Company maintains appropriate processes to ensure that relevant and reliable financial information is produced. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The significant accounting policies, which management believes are appropriate for the Company, are described in Note 1 to the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and overseeing management's performance of its financial reporting responsibilities. An Audit Committee of three non-management Directors is appointed by the Board.

The Audit Committee reviews the consolidated financial statements, adequacy of internal controls, audit process and financial reporting with management and with the external auditors. The Audit Committee reports to the Board of Directors prior to the approval of the audited consolidated financial statements for publication.

KPMG LLP, the Company's external auditors, who are appointed by the shareholders, audited the consolidated financial statements in accordance with Canadian generally accepted auditing standards to enable them to express to the shareholders their opinion on the consolidated financial statements.

/s/ LEWIS RITCHIE

LEWIS RITCHIE
Chief Financial Officer
February 20, 2004

AUDITORS' REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of Cinram International Inc. as at December 31, 2003, and 2002 and the consolidated statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003, and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/ KPMG LLP

CHARTERED ACCOUNTANTS
Toronto, Canada
February 20, 2004

36 CINRAM 2003 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)
Years ended December 31

                                                                          2003            2002
                                                                       -----------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                            $   328,218    $    164,216
  Accounts receivable                                                      478,319         223,385
  Inventories (Note 3)                                                      57,680          63,063
  Prepaid expenses                                                          14,665          11,137
  Future income taxes (Note 12)                                             28,361           8,905
                                                                       -----------    ------------
                                                                           907,243         470,706
Capital assets (Note 4)                                                    827,057         298,345
Assets under capital leases (Note 4)                                         9,014          13,300
Goodwill (Note 5)                                                          361,326           6,789
Intangible assets (Note 5)                                                 486,714               -
Deferred financing fees (Note 6)                                            36,314               -
Other assets                                                                29,079          40,553
Future income taxes (Note 12)                                                6,022               -
                                                                       -----------    ------------
                                                                       $ 2,662,769    $    829,693
                                                                       ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                     $   249,296    $     90,684
  Accrued liabilities                                                      485,292         166,780
  Income taxes payable                                                       2,756          13,602
  Current portion of long-term debt (Note 7)                               123,384          11,977
  Current portion of obligations under capital leases (Note 8)               1,368           1,569
                                                                       -----------    ------------
                                                                           862,096         284,612
Long-term debt (Note 7)                                                  1,234,206          42,012
Obligations under capital leases (Note 8)                                    7,643          16,318
Other long-term liabilities                                                 22,276               -
Future income taxes (Note 12)                                               38,338          26,581

SHAREHOLDERS' EQUITY:
  Capital stock (Note 9)                                                   248,892         240,408
  Contributed surplus                                                          182             182
  Retained earnings                                                        260,955         193,734
  Foreign currency translation adjustment                                  (11,819)         25,846
                                                                       -----------    ------------
                                                                           498,210         460,170
Lease commitments (Note 8)
                                                                       -----------    ------------
                                                                       $ 2,662,769    $    829,693
                                                                       ===========    ============

See accompanying notes to consolidated financial statements.

On behalf of the Board:

-s- Isidore Philosophe                       -s- Lewis Ritchie
----------------------                       -----------------
ISIDORE PHILOSOPHE                           LEWIS RITCHIE
Director                                     Director

                                                    CINRAM 2003 ANNUAL REPORT 37

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

(In thousands of Canadian dollars, except per share amounts)
Years ended December 31

                                                                                      2003            2002
                                                                                  -----------      -----------
Revenue                                                                           $ 1,152,631      $   878,679
Cost of goods sold                                                                    913,545          718,485
                                                                                  -----------      -----------
Gross profit                                                                          239,086          160,194
Selling, general and administrative expenses                                           96,018           80,969
Amortization of intangible assets and deferred financing fees (Notes 5 and 6)          15,959                -
Unusual items (Note 11)                                                                 3,800            2,276
                                                                                  -----------      -----------
Earnings before the undernoted                                                        123,309           76,949
Interest on long-term debt                                                             18,489            3,580
Interest on capital leases                                                                570              979
Other interest                                                                             97              634
Investment income                                                                      (4,994)          (4,538)
                                                                                  -----------      -----------
Earnings before income taxes                                                          109,147           76,294
Income taxes (Note 12):
  Current                                                                              14,089           12,839
  Future                                                                               21,152            8,984
                                                                                  -----------      -----------
                                                                                       35,241           21,823
                                                                                  -----------      -----------
Net earnings                                                                           73,906           54,471
Retained earnings, beginning of year                                                  193,734          143,670
Dividends declared                                                                     (6,685)          (4,407)
                                                                                  -----------      -----------
Retained earnings, end of year                                                    $   260,955      $   193,734
                                                                                  ===========      ===========
Earnings per share:
  Basic                                                                           $      1.33      $      0.99
  Diluted                                                                                1.31             0.98
                                                                                  ===========      ===========
Weighted average number of shares outstanding (in thousands) (Note 10):
  Basic                                                                                55,628           55,054
  Diluted                                                                              56,612           55,335
                                                                                  ===========      ===========

See accompanying notes to consolidated financial statements.

38 CINRAM 2003 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)
Years ended December 31

                                                                        2003            2002
                                                                    -----------      -----------
Cash provided by (used in):
OPERATIONS:
  Net earnings                                                      $    73,906      $    54,471
  Items not involving cash:
    Amortization                                                        104,762           75,043
    Write-down of carrying value of capital assets                            -            4,604
    Future income taxes                                                  21,152            9,085
    Gain on disposition of capital assets                                  (203)             (79)
    Unrealized foreign exchange loss                                      2,229            4,453
  Change in non-cash operating working capital (Note 16)                335,320            4,733
                                                                    -----------      -----------
                                                                        537,166          152,310

FINANCING:
  Decrease in bank operating loans                                            -           (8,517)
  Increase in long-term debt                                          1,338,856           22,057
  Repayment of long-term debt                                           (12,859)          (9,055)
  Deferred financing fees                                               (37,393)               -
  Decrease in obligations under capital leases                             (880)          (1,522)
  Issuance of common shares                                               8,484            1,943
  Change in other long-term liabilities                                      63                -
  Dividends paid                                                         (6,685)          (4,407)
                                                                    -----------      -----------
                                                                      1,289,586              499
INVESTMENTS:
  Acquisition, net of cash acquired of $1,843 (Note 2)               (1,535,778)               -
  Purchase of capital assets                                           (111,830)         (69,309)
  Proceeds on disposition of capital assets                               1,339            6,237
  Decrease (increase) in other assets                                     4,210          (19,915)
                                                                    -----------      -----------
                                                                     (1,642,059)         (82,987)

Foreign exchange gain (loss) on cash held in foreign currencies         (20,691)           2,515
                                                                    -----------      -----------
Increase in cash and cash equivalents                                   164,002           72,337
Cash and cash equivalents, beginning of year                            164,216           91,879
                                                                    -----------      -----------
Cash and cash equivalents, end of year                              $   328,218      $   164,216
                                                                    ===========      ===========
Supplemental cash flow information:
  Interest paid                                                     $    12,481      $     5,759
  Income taxes paid                                                      23,966           13,254
                                                                    ===========      ===========

See accompanying notes to consolidated financial statements.

                                                    CINRAM 2003 ANNUAL REPORT 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

1. SIGNIFICANT ACCOUNTING POLICIES

     A) BASIS OF PRESENTATION: These consolidated financial statements include the accounts of Cinram International Inc. (the "Company") and its wholly owned subsidiaries. The results of subsidiaries acquired during the year have been consolidated from the date of acquisition. The accounts of the joint venture have been consolidated in the financial statements on a proportionate basis. All intercompany balances and transactions have been eliminated on consolidation.

     B) REVENUE RECOGNITION: Revenue is comprised of product sales and service revenue earned from fulfillment services. Revenue from product sales is recognized when title to the goods is transferred to customers, the selling price is fixed and determinable and collectibility is reasonably assured. Volume rebates are recorded as a reduction of revenue at the time of shipment. Contractual payments to acquire sales contracts are amortized against revenue over the term of the contract.

          Services revenue is recognized as services are performed.

     C) INVENTORIES: Raw materials are stated at the lower of cost, on a first-in, first-out basis, and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. Cost includes materials and an application of relevant manufacturing labour and overhead.

     D) CAPITAL ASSETS: Capital assets are recorded at cost and are amortized over their estimated useful lives. Cost represents acquisition or construction costs, including preparation, installation and testing charges incurred with respect to capital assets until they are ready for commercial production. Major renewals and improvements are capitalized, while maintenance and repairs are charged to operations as incurred. Gains or losses arising from the disposition of capital assets are reflected in net earnings.

          Capital assets are amortized on a straight-line basis, commencing when the asset is entered into use. Estimated useful lives for the principal asset categories are as follows:

Buildings                                20 - 40 years
Machinery and equipment                   3 - 13 years
Computer equipment                         3 - 5 years
Furniture                                      5 years
Leasehold improvements              Over term of lease

     E)   GOODWILL AND INTANGIBLE ASSETS:

          (i) Goodwill: Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of accounting is used. Goodwill is assigned as of the date of the business combination to reporting units that are expected to benefit from the business combination.

               Goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit's goodwill, determined in the same manner as the value of goodwill is determined in business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

40 CINRAM 2003 ANNUAL REPORT

          (ii) Intangible assets: Intangible assets acquired in a business combination are recorded at their fair values and all intangible assets are tested for impairment annually or more frequently when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives and are tested for impairment as described in note 1(f).

     F) IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS: The Company reviews capital and intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with the new accounting standards of The Canadian Institute of Chartered Accountants' ("CICA") Handbook Section 3063, "Impairment or Disposal of Long-Lived Assets," and revised Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations," which the Company adopted effective January 1, 2003. Absent any triggering factors during the year, the Company conducts its long-lived asset assessment in the fourth quarter to correspond with its planning cycle. Under the new standards, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held and used exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell. Prior to January 1, 2003, the Company assessed and measured impairment by comparing the carrying amount to the undiscounted future cash flows the long-lived assets were expected to generate.

     G) PENSION BENEFITS: The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method pro-rated on service, and management's best estimate of expected plan investment performance, salary escalation, compensation levels at time of retirement, and retirement ages of employees. Changes in these assumptions could impact future pension expense. For the purpose of calculating the expected return on plan assets, assets are valued at fair value. Actuarial gains or losses are amortized over the average remaining service period of active employees. Pension assets are recorded as other assets while pension liabilities are recorded as accrued pension benefits within other long-term liabilities.

     H) DEFERRED FINANCING FEES: Fees relating to long-term debt are deferred and amortized over the term of the related debt or debt facilities to which they relate.

     I) FOREIGN CURRENCY TRANSLATION: Transactions in foreign currencies are translated into Canadian dollars at the exchange rate in effect on the transaction date. Monetary items expressed in foreign currencies are translated into Canadian dollars at the exchange rates in effect at the consolidated balance sheet date. The resulting exchange gains and losses are included in the determination of net earnings for the year.

          For self-sustaining foreign operations, all assets and liabilities are translated into Canadian dollars using year-end exchange rates and revenue and expenses are translated at average exchange rates. Gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred and included as a separate component of shareholders' equity. The Company's borrowings as outlined in Note 7 are denominated in U.S. dollars and represent a hedge of the Company's net investment in its U.S. operations. The Company formally assesses the hedge's effectiveness at the end of each quarter.

     J) RESEARCH AND DEVELOPMENT COSTS: Development costs relating to specific projects that in the Company's view have a clearly defined future market are deferred and amortized based on production. All other research and other developments costs, net of investment tax credits, are charged to earnings in the year in which they are incurred.

                                                    CINRAM 2003 ANNUAL REPORT 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     K) CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investment instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

     L) STOCK-BASED COMPENSATION: The Company has a stock option plan for employees, officers and directors. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying common shares on the date of grant. As a result, the Company records no compensation expense on the grant of options to the Company's employees under the plan. The Company discloses the pro forma effect of accounting for these awards under the fair value-based method (Note 9(d)).

          The Company accounts for all stock-based payments to non-employees and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments using the fair value-based method.

     M) INCOME TAXES: The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment or substantive enactment date. Future income tax assets are recognized and if realization is not considered "more likely than not", a valuation allowance is provided.

     N) EARNINGS PER SHARE: Basic earnings per share is calculated by dividing the earnings available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method, which assumes that all stock options with exercise prices below the market prices are exercised with the proceeds used to purchase common shares of the Company at the average market price during the year.

     O) USE OF ESTIMATES: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant estimates are used in determining, but not limited to, the valuation of intangible assets and goodwill, provisions for sales allowances, royalty provisions, the allowance for doubtful accounts, inventory valuation, income tax valuation allowances, restructuring costs, the useful lives of all depreciable assets and the recoverability of capital assets and long-lived assets. Actual results could differ from those estimates.

     P)   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

          (i)  Stock-based compensation: In 2003, the CICA amended Handbook
               Section 3870, "Stock-based Compensation and Other Stock-based Payments," to require the recording of compensation expense on the granting of all stock-based compensation awards, including stock options to employees, calculated using the fair value method. The Company adopted this standard on January 1, 2004. The cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002, amounted to $4.0 million and will be charged against opening retained earnings in 2004, with the offset credited to contributed surplus. Based on stock options outstanding at December 31, 2003, the Company will record a stock-based compensation expense of $1.7 million in 2004.
42 CINRAM 2003 ANNUAL REPORT

         (ii) Revenue recognition: In December 2003, the Emerging Issues Committee released EIC-141, "Revenue Recognition," and EIC-142, "Revenue Arrangements with Multiple Deliverables," which are effective on a prospective basis for the Company's 2004 fiscal year. EIC-141 incorporates the principles and guidance under U.S. generally accepted accounting principles ("GAAP") and EIC-142 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue generating activities. The adoption of this standard will not have an impact on the consolidated financial statements.

         (iii) Hedging relationships: The CICA issued Accounting Guideline 13, "Hedging Relationships" ("AcG-13"), which establishes criteria for hedge accounting effective on a prospective basis for the Company's 2004 fiscal year. The Company has reviewed the requirements of AcG-13 and has determined that its current hedges qualify for hedge accounting under the new guideline.

         (iv) Asset retirement obligations: In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, development or normal operation. This standard is effective on a retroactive basis with restatement as of January 1, 2004. The Company has obligations with respect to retirement of leasehold improvements at the maturity of facility leases, and is currently assessing the impact of implementing this standard.

         (v) Generally accepted accounting principles: In July 2003, the CICA issued Handbook Section 1100, "Generally Accepted Accounting Principles." This section establishes standards for financial reporting in accordance with Canadian GAAP. It describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when the primary sources of Canadian GAAP are silent. This standard is effective for the Company's 2004 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

         (vi) Liabilities and equity: In November 2003, the CICA approved amendments to Handbook Section 3860, "Financial Instruments - Presentation and Disclosure," to require obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Thus securities issued by an enterprise that give the issuer unrestricted rights to settle the principal amount in cash or in the equivalent value of its own equity instruments will no longer be presented as equity.

               The CICA concluded that not all such obligations establish the type of relationship that exists between an entity and its owners, but rather they convey more of a debtor/creditor relationship because they require the issuer to convey a fixed amount of value to the holder that does not vary with changes in the fair value of the instruments. Therefore, these instruments should be presented as liabilities. The standard will be effective for the Company's 2005 fiscal year on a retroactive basis. The adoption of this standard will not have an impact on the consolidated financial statements.

         (vii) Consolidation of variable interest entities: In June 2003, the CICA issued Accounting Guideline 15, "Consolidation of Variable Interest Entities" ("VIEs"). VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The guideline is effective on a prospective basis for the Company's 2005 fiscal year. The adoption of this standard will not have an impact on the consolidated financial statements.

                                                    CINRAM 2003 ANNUAL REPORT 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

2. ACQUISITION OF TIME WARNER INC. BUSINESSES

On October 24, 2003, the Company acquired Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe for total cash consideration of $1,522,036 (US$1,165,240) plus acquisition costs of $15,585. The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the acquisition date.

The Company has not yet completed the allocation of the purchase price for the acquisition. The preliminary allocation of the purchase price, based on independent appraisals and management's estimates is as follows:

Current assets, including cash of $1,843         $     415,643
Capital assets                                         546,266
Future tax assets                                       31,009
Intangible assets                                      506,675
Goodwill                                               352,403
                                                 -------------
                                                     1,851,996

Current liabilities                                   (292,394)
Other non-current liabilities                          (21,981)
                                                 -------------
Total cash purchase consideration                $   1,537,621
                                                 =============

Intangible assets totalling $503,802 were assigned to customer supply agreements with Time Warner Inc. and will be amortized over the six-year period of the agreement. Intangible assets totalling $2,873 were assigned to certain cross-licensing agreements and will be amortized over a period of one year.

3. INVENTORIES

                        2003        2002
                     ---------   ---------
Raw materials        $  42,471   $  36,391
Work in process         10,772       3,534
Finished goods           4,437      23,138
                     ---------   ---------
                     $  57,680   $  63,063
                     =========   =========

44 CINRAM 2003 ANNUAL REPORT

4. CAPITAL ASSETS

                                                                      2003
                                                    ACCUMULATED      NET BOOK
                                       COST        AMORTIZATION       VALUE
                                   -----------     ------------     ---------
Land                               $    28,767      $        -      $  28,767
Buildings                              161,323          11,937        149,386
Machinery and equipment                857,327         299,897        557,430
Computer equipment                      20,160          11,355          8,805
Furniture                               24,779          18,447          6,332
Leasehold improvements                  40,468          24,147         16,321
Construction in progress                60,016               -         60,016
                                   -----------      ----------      ---------
                                   $ 1,192,840      $  365,783      $ 827,057
                                   ===========      ==========      =========

                                                                  2002
                                            Accumulated         Net book
                                   Cost    amortization          value
                                --------   -------------        --------
Land                            $  7,340   $           -        $  7,340
Buildings                         81,295          12,250          69,045
Machinery and equipment          477,530         279,744         197,786
Computer equipment                12,740          10,874           1,866
Furniture                         23,529          20,362           3,167
Leasehold improvements            33,993          20,244          13,749
Construction in progress           5,392               -           5,392
                                --------   -------------        --------
                                $641,819   $     343,474        $298,345
                                ========   =============        ========

Amortization expense for the above noted capital assets for the year ended December 31, 2003 amounted to $87,325 (2002 - $73,112).

Assets under capital leases:

                                                                    2003
                                                 ACCUMULATED      NET BOOK
                                   COST         AMORTIZATION        VALUE
                                ----------      ------------      ----------
Land                            $    1,316       $        -       $    1,316
Buildings                           17,979           10,729            7,250
Machinery and equipment              2,576            2,128              448
                                ----------       ----------       ----------
                                $   21,871       $   12,857       $    9,014
                                ==========       ==========       ==========

                                                                     2002
                                               Accumulated         Net book
                                   Cost        amortization         value
                                ----------    -------------       ----------
Land                            $    3,606    $           -       $    3,606
Buildings                           24,717           15,023            9,694
Machinery and equipment              4,891            4,891                -
                                ----------    -------------       ----------
                                $   33,214    $      19,914       $   13,300
                                ==========    =============       ==========

                                                    CINRAM 2003 ANNUAL REPORT 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

The assets under capital leases are being amortized on a straight-line basis over their anticipated economic life which is 20 years for buildings, four years for machinery and equipment and three years for computer equipment. Amortization expense for assets under capital lease for the year ended December 31, 2003, amounted to $1,478 (2002 - $1,931).

5. GOODWILL AND INTANGIBLE ASSETS

     A)   GOODWILL:

                                         Effect of
               December 31,  Goodwill     foreign    DECEMBER 31,
                  2002       acquired    exchange        2003
               -----------   --------    --------    ------------
Goodwill       $     6,789   $352,403    $  2,134    $    361,326
               ===========   ========    ========    ============

          On October 24, 2003, the Company acquired the assets of Time Warner Inc.'s DVD and CD manufacturing and physical distribution businesses, together with certain related printing and apparel businesses, in the U.S. and Europe. This transaction had the impact of increasing goodwill by $352,403 (Note 2).

          During the fourth quarter of 2003, the Company performed its annual goodwill impairment test. The fair values of the reporting units were estimated using discounted cash flows. Revenue and expense projections used in determining the fair value of the reporting units were based on management estimates, including estimates of current and future industry conditions.

     B)   INTANGIBLE ASSETS:

                                                                  Effect of
                                                 Accumulated       foreign     Net book
                                        Cost     amortization     exchange       value
                                    -----------  ------------     ---------    --------
Customer supply agreements          $   503,802  $     14,387     $  (5,053)   $484,362
Cross-licensing agreements                2,873           493           (28)      2,352
                                    -----------  ------------     ---------    --------
                                    $   506,675  $     14,880     $  (5,081)   $486,714
                                    ===========  ============     =========    ========

          Amortization of intangible assets for the year ended December 31, 2003, amounted to $14,880 (2002 - nil).

          Customer supply agreements and cross-licensing agreements have been acquired as part of the acquisition of certain of the assets of Time Warner Inc. (Note 2). Customer supply agreements are being amortized on a straight-line basis over a period of six years, which represents the exclusive term in which the Company will manufacture, print, package and physically distribute DVDs and CDs for Warner Home Video and Warner Music Group in North America and Europe, and for New Line Home Entertainment Inc. in North America. Cross-licensing agreements are being amortized over a period of one year.

6. DEFERRED FINANCING FEES:

In connection with the credit agreement entered into in October 2003 (Note 7), the Company incurred $37,393 of financing fees.

Amortization of deferred financing fees for the year ended December 31, 2003 amounted to $1,079 (2002 - nil).

46 CINRAM 2003 ANNUAL REPORT

7. LONG-TERM DEBT

CREDIT AGREEMENT: In October 2003, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with credit facilities of up to US$1,175,000. The facilities are comprised of term loans of US$1,025,000 (as outlined below) and a revolving credit facility of US$150,000. Amounts outstanding under the facilities are secured by all of the assets of the Company. The revolving credit facility bears interest at the London InterBank Offered Rate (LIBOR) plus 300 basis points. No amounts were drawn on the revolving credit facility as at December 31, 2003. The terms of the credit agreement require the Company to comply with certain financial and other covenants over the term. As at December 31, 2003, the Company was in compliance with all the terms of its credit agreement. Amounts outstanding under the facilities are shown in the table below:

                                                 2003         2002
                                              ----------   ----------
Credit agreement:
  Term loan A, US$250,000 (a)                 $  323,275   $        -
  Term loan B, US$675,000 (b)                    872,843            -
  Term loan C, US$98,270 (c)                     127,073            -
                                              ----------   ----------
                                               1,323,191            -
Other long-term debt:
  US$26,603 (2002 - US$33,976) (d)                34,399       53,656
  Other                                                -          333
                                              ----------   ----------
                                               1,357,590       53,989

Less current portion                             123,384       11,977
                                              ----------   ----------
                                              $1,234,206   $   42,012
                                              ==========   ==========

     (a) Term loan A for US$250,000 due September 30, 2007, with quarterly principal repayments commencing on March 31, 2004. Interest on the loan is payable at LIBOR plus 300 basis points.

     (b) Term loan B for US$675,000 due September 30, 2009, with quarterly principal repayments commencing on March 31, 2004. Interest on the loan is payable at LIBOR plus 375 basis points.

     (c) Term loan C for US$100,000 due March 31, 2010, with a lump sum repayment on maturity. In November 2003, the Company made a mandatory repayment of US$1,730 upon the exercise of certain warrants (Note 9(b)). Interest on the loan is payable at LIBOR plus 575 basis points.

The credit agreement requires the Company to enter into an interest protection arrangement by July 18, 2004, for a minimum term of three years for at least 50% of the term loan amounts outstanding. The weighted average interest rate on the credit facility for the year ended December 31, 2003, was 6%.

     (d) Asset-backed financing: In December 2001 and June 2002, the Company entered into asset-backed financing due December 31, 2006, with blended monthly principal and interest repayment over a five-year period, secured by certain capital assets, bearing interest between 6.85% and 7.33%.

Future minimum repayments of long-term debt are as follows:

2004                     $     123,384
2005                            98,278
2006                           165,108
2007                           177,800
2008                           129,310
2009 and thereafter            663,710
                         -------------
                         $   1,357,590
                         =============

                                                    CINRAM 2003 ANNUAL REPORT 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

8. LEASES

Future minimum rental commitments for all non-cancelable operating and capital leases as at December 31, 2003 are as follows:

                                           Capital    Operating    Total
                                          ---------   ---------   -------
2004                                      $   1,931   $  16,424   $18,355
2005                                          1,887       8,095     9,982
2006                                          2,175       6,413     8,588
2007                                          1,056       5,802     6,858
2008                                            781       4,722     5,503
2009 and thereafter                           3,535       1,012     4,547
                                          ---------   ---------   -------
                                             11,365   $  42,468   $53,833
                                                      =========   =======
Less interest (average rate of 7%)            2,354
                                          ---------
                                              9,011
Less current portion                          1,368
                                          ---------
                                          $   7,643
                                          =========

Operating lease expense for the year ended December 31, 2003, amounted to $9,494 (2002 - $7,944).

9. CAPITAL STOCK

     A) AUTHORIZED: The authorized capital stock of the Company consists of an unlimited number of common shares and an unlimited number of preference shares. The preference shares are non-voting and are entitled to dividends as and when declared by the Board of Directors.

     B)   ISSUED AND OUTSTANDING:

          Capital stock issued and outstanding at December 31, 2003, and 2002 includes the following:

                                                       Common
                                                       shares      Warrants      Amount
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2001               54,836,726    1,700,000    $238,465
Options exercised during 2002                           360,165            -       1,943
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2002               55,196,891    1,700,000     240,408
Warrants expired                                              -   (1,500,000)          -
Warrants exercised                                      200,000     (200,000)      3,000
Options exercised during 2003                           678,401            -       5,484
                                                     ----------   ----------    --------
Balance outstanding, December 31, 2003               56,075,292            -    $248,892
                                                     ==========   ==========    ========

     C) STOCK-BASED COMPENSATION PLAN: At December 31, 2003, the Company had one stock-based compensation plan pursuant to which the Company may grant options to employees, officers and directors of the Company for up to 4,000,000 common shares. The Company has the ability to issue an additional 29,501 options at December 31, 2003. The exercise price of each option equals the market price of the Company's stock on the date of the grant; an option's maximum term is 10 years. The options vesting periods range from three years to five years.

48 CINRAM 2003 ANNUAL REPORT

A summary of the status of the Company's employee stock option plan as at December 31, 2003 and 2002 and changes during the years ended on those dates is presented below:

                                                             2003                        2002
                                                           WEIGHTED                    Weighted
                                                           AVERAGE                      average
                                              SHARES    EXERCISE PRICE     Shares    exercise price
                                            ---------   --------------   ---------   --------------
Outstanding, beginning of year              2,756,340   $         9.04   2,600,002   $         8.35
Granted                                       478,000            11.25     692,000            10.20
Exercised                                    (678,401)            8.08    (360,165)            5.39
Forfeited                                     (28,000)           12.69    (175,497)           10.95
                                            ---------   --------------   ---------   --------------
Outstanding, end of year                    2,527,939             9.67   2,756,340             9.04
                                            =========   ==============   =========   ==============
Options exercisable, end of year            1,455,339   $        11.83   1,578,840   $        12.12
                                            =========   ==============   =========   ==============

The following summarizes information about the employee stock options at December 31, 2003:

                                      Options outstanding        Options exercisable
                     -----------------------------------------------------------------
                                    Weighted
                                     average       Weighted                   Weighted
                                    remaining      average                    average
Range of               Options     contractual     exercise     Options       exercise
exercise price       outstanding  life (years)      price     exercisable      price
--------------       -----------  ------------     --------   -----------     --------
$ 2.74 - $ 4.00         113,838       2.4          $   2.74       20,338      $   2.74
$ 4.00 - $ 6.00         175,000       0.5              4.63      175,000          4.63
$ 6.00 - $ 8.00         160,000       1.2              6.88      160,000          6.88
$ 8.00 - $10.00         125,500       6.2              8.10      125,500          8.10
$10.00 - $15.00       1,284,101       4.0             10.84      305,001         10.98
$15.00 - $20.00         453,000       3.0             17.13      453,000         17.13
$20.00 - $22.00         216,500       4.5             22.00      216,500         22.00
                      ---------       ---          --------    ---------      --------
$ 2.74 - $22.00       2,527,939       3.5              9.67    1,455,339         11.83
                      =========       ===          ========    =========      ========

     D) STOCK-BASED COMPENSATION: For stock options granted to employees on or after January 1, 2002, had the Company determined compensation expense based on the "fair value" method at the grant date of such stock option awards, consistent with the method prescribed under CICA Handbook Section 3870, the Company's net earnings for the year and earnings per share would have been reported as the pro forma amounts indicated below:

                                                          2003       2002
                                                       ---------   ---------
Net earnings, as reported                              $  73,906   $  54,471
Stock-based compensation expense                           2,796       1,185
                                                       ---------   ---------
Pro forma net earnings                                 $  71,110   $  53,286
                                                       =========   =========

Basic earnings per share, as reported                  $    1.33   $    0.99
Effect of stock-based compensation expense                  0.05        0.02
                                                       ---------   ---------
Pro forma basic earnings per share                     $    1.28   $    0.97
                                                       =========   =========

Diluted earnings per share, as reported                $    1.31   $    0.98
Effect of stock-based compensation expense                  0.05        0.02
                                                       ---------   ---------
Pro forma diluted earnings per share                   $    1.26   $    0.96
                                                       =========   =========

                                                    CINRAM 2003 ANNUAL REPORT 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     The weighted average estimated fair value at the date of the grant for options granted during the year ended December 31, 2003, was $5.56 per share (2002 - $5.28).

     The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing with the following assumption:

                                                                                     2003        2002
                                                                                     ----        ----
Risk-free interest rate                                                                 4.0%       4.0%
Dividend yield                                                                          1.0%     0.768%
Volatility factor of the future expected market price of common share                    57%        60%
Weighted average expected life of the options                                       5 YEARS    5 years

     For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

10. BASIC AND DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share have been calculated using the weighted average and maximum dilutive number of shares outstanding during the year, which amounted to 55,628,006 (2002 - 55,053,741) and 56,611,737 (2002 - 55,334,605),
respectively.

The following table sets forth the computation of diluted earnings per share:

                                                                                2003      2002
                                                                            ----------   --------
Numerator:
  Earnings available to common shareholders                                 $   73,906   $ 54,471
                                                                            ==========   ========

Denominator (shares in thousands):
  Weighted average shares outstanding                                           55,628     55,054
  Effect of dilutive securities:
    Employee stock options                                                         984        281
                                                                            ----------   --------
Adjusted weighted average shares and assumed conversions                        56,612     55,335
                                                                            ==========   ========

Stock options to purchase 216,500 common shares (2002 - 1,673,000 stock options and 1,700,000 warrants) were outstanding but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for the year.

11. UNUSUAL ITEMS

                                                             2003       2002
                                                           --------   ---------
Provision for restructuring (i), (iii)                     $  3,800   $  (2,328)
Write-down of carrying value of capital assets (ii)               -       4,604
                                                           --------   ---------
                                                           $  3,800   $   2,276
                                                           ========   =========

50 CINRAM 2003 ANNUAL REPORT

2003:

     (i) During 2003, management closed a VHS duplication facility located in France. Management began to formulate an exit plan in April 2003 concurrent with management's discussions with the employee works council, which was concluded in July 2003. The exit plan was finalized in November 2003 and termination notices were given shortly thereafter to all 102 employees. The duplication facility ceased production on December 17, 2003, resulting in the incurrence of severance and other employee-related costs, lease cancellation and idle facility costs, asset write-downs, and certain other exit costs. The Company expects to complete the closure of the facility by the end of 2004, except for certain lease obligations.

          The following table details the activity of the accrued restructuring liability and related charges:

                                                                                   BALANCE,
                                                                       Cash      DECEMBER 31,
                                                         Provision   payments        2003
                                                         ---------   --------    ------------
Type of cost:
  Severance and other employee-related costs             $   3,066   $   (222)   $      2,844
  Lease cancellation and idle facilities                       308        (10)            298
  Other exit costs                                             162       (106)             56
                                                         ---------   --------    ------------
                                                             3,536   $   (338)   $      3,198
                                                                     ========    ============

Asset write-downs                                              264
                                                         ---------
                                                         $   3,800
                                                         =========

2002:

     (ii) During 2002, as part of the Company's restructuring efforts in Europe, management negotiated an agreement to sell the shares of Cinram Nederland B.V. As part of this transaction, management reviewed the carrying value of its capital assets in the Netherlands, resulting in the write-down of capital assets to their net recoverable amount.

     (iii) As a result of the above noted transaction, management also determined that certain restructuring provisions recorded in prior periods were no longer necessary as the headcount reductions which were anticipated and provided for did not materialize.

12. INCOME TAXES

Income tax expense varies from the amount that would be computed by applying the basic combined federal and provincial rate as follows:

                                                                        2003                2002
                                                                 ------------------   ------------------
Basic rate applied to pretax earnings                            $  39,948   36.6 %   $  29,449   38.6 %
Increase (decrease) in taxes resulting from:
  Manufacturing and processing reduction                              (965)  (0.9)%      (1,522)  (2.0)%
  Losses in foreign subsidiaries not tax-effected                    1,132    1.0 %         484    0.6 %
  Losses utilized in the current period to reduce taxable
    income not previously recognized                                  (577)  (0.5)%      (1,883)  (2.5)%
  Tax rates in other jurisdictions                                  (4,004)  (3.7)%      (4,844)  (6.3)%

  Other items                                                         (293)  (0.2)%         139    0.2 %
                                                                 ---------   ----     ---------   ----
                                                                 $  35,241   32.3 %   $  21,823   28.6 %
                                                                 =========   ====     =========   ====

                                                    CINRAM 2003 ANNUAL REPORT 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2003, and 2002 are presented below:

                                                                                           2003             2002
                                                                                        -----------      ----------
Future tax assets:
  Non-capital income tax loss carryforwards                                             $    11,519      $    8,005
  Capital loss carryforwards                                                                  4,183           3,714
  Accruals not deductible in the current period                                              23,738           9,903
  Capital assets - difference in net book value and undepreciated capital costs              13,351           1,748
  Goodwill and intangible assets                                                                277             493
                                                                                        -----------      ----------
                                                                                             53,068          23,863
  Less valuation allowance                                                                   18,685          14,958
                                                                                        -----------      ----------
                                                                                             34,383           8,905

Future tax liabilities:
  Capital assets - difference in net book value and undepreciated capital costs             (33,185)        (26,581)
  Goodwill and intangible assets                                                             (5,153)              -
                                                                                        -----------      ----------
                                                                                            (38,338)        (26,581)
                                                                                        -----------      ----------
Net future tax liabilities                                                              $    (3,955)     $  (17,676)
                                                                                        ===========      ==========

At December 31, 2003, the Company has non-capital loss carryforwards in Europe. No benefit has been established in relation to these losses as it is not more likely than not that the Company will be able to utilize these losses in the future.

The income tax losses in Europe expiring in the years ending December 31 are as follows:

2005                     $   2,350
2009 and thereafter         31,051
                         ---------
                         $  33,401
                         =========

13. CONTINGENT LIABILITIES

The Company is involved in various legal actions that are normal to the Company's business in the opinion of the Company, any resulting liability is not expected to have a material adverse effect on the Company's financial position or its results.

14. RELATED PARTY TRANSACTIONS

The Company entered into the following related party transactions:

     (a) In September 2003, the Company purchased premises from three companies owned by certain shareholders of the Company and their families for $7,400, representing the fair market value of the land and building based on independent appraisals on the date of acquisition. These premises were purchased to allow the Company to complete consolidation and capacity expansion plans.

          Prior to the purchase of the land and building, the Company leased these premises on a month-to-month basis at an exchange amount as agreed to by the parties. Lease costs for 2003 up to the purchase of the premises were $570 (2002 - $760).

     (b) During 2003, the Company paid the following amounts to related parties: $3,177 (2002 - $534) to a law firm including $3,000 for acquisition related work, where one of Cinram's Directors and one of Cinram's Officers are each partners, and $250 (2002 - $188) to a Director for consulting services.

52 CINRAM 2003 ANNUAL REPORT

15. PENSION AND NON-PENSION EMPLOYMENT BENEFIT PLANS

As part of the Time Warner Inc. acquisition (Note 2), the Company assumed contributory and non-contributory defined benefit pension plans that cover certain of its newly acquired workforce in the U.S. and Germany.

The plan assets and the benefit obligations were transferred over to the Company on October 24, 2003.

UNITED STATES:

Certain non-union and union employees participate in the pre-tax defined contribution plan (the "401(k) Plan"). The Company's contributions under the 401(k) Plan are based upon a Company's 401(k) Plan expense amounted to $850 for the year ended December 31, 2003 (2002 - $6001).

Certain union employees of the Company also participate in the Cinram Music Union Pension Plan (the "Music Union Plan"). Pension benefits under the Music Union Plan are based on formulas that reflect the employees' years of service multiplied by a specified dollar amount negotiated in collective bargaining.

The most recent actuarial valuations were completed on January 1, 2003.

GERMANY:

The Company's defined benefit pension plans cover certain existing and former employees who have signed specific agreements related to pension benefits, including members of senior and middle management. The pension plan contributions are based on German tax law requirements and therefore the plans remain essentially unfunded.

The Company has an early retirement agreement with its employee works council as part of a labour contract whereby eligible employees are able to receive certain benefits during a period of reduced work prior to attaining standard retirement age and German State pension benefits. A total liability of approximately $1,046 has been accrued for as of December 31, 2003.

The Company's German subsidiary also has an agreement with its employee works council as part of a labour contract whereby employees receive years of service awards upon reaching their 10 and 25-year service anniversaries. Employment and income taxes associated with this award are paid by the Company and a total liability of approximately $2,313 has been accrued for as of December 31, 2003.

The most recent actuarial valuations were completed on December 31, 2003.

The estimated present value of the benefit obligation and the estimated market value of the net assets available to provide for the defined benefits at December 31 are as follows:

                                                   United States      Germany          Total
                                                   -------------   ------------     ----------
Plan assets, at fair value                           $  6,022      $          -     $    6,022
Benefit obligations                                    (7,091)          (21,700)       (28,791)
                                                     --------      ------------     ----------
Deficiency of plan assets over benefit obligation      (1,069)          (21,700)       (22,769)
Unrecognized actuarial gain                                 -              (336)          (336)
                                                     --------      ------------     ----------
Net amount recognized                                $ (1,069)     $    (22,036)    $  (23,105)
                                                     ========      ============     ==========

                                                    CINRAM 2003 ANNUAL REPORT 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

Pension fund assets consist primarily of fixed income and equity securities, valued at market value. The following information is provided on pension fund assets:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Fair value of plan assets as of October 24, 2003                    $       6,035      $     -      $ 6,035
Actual return on plan assets                                                  147            -          147
Actual benefits paid                                                         (160)           -         (160)
                                                                    -------------      -------      -------
FAIR VALUE OF PLAN ASSETS AS OF DECEMBER 31, 2003                   $       6,022      $     -      $ 6,022
                                                                    =============      =======      =======

Benefit obligations are outlined below:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Benefit obligations as of October 24, 2003                          $       7,133      $22,049      $29,182
Service cost                                                                   47           37           84
Interest cost                                                                  71          207          278
Actual benefits paid                                                         (160)        (257)        (417)
Actuarial gain                                                                  -         (336)        (336)
                                                                    -------------      -------      -------
BENEFIT OBLIGATIONS AS OF DECEMBER 31, 2003                         $       7,091      $21,700      $28,791
                                                                    =============      =======      =======

Net plan expense is outlined below:

                                                                    United States      Germany       Total
                                                                    -------------      -------       -----
Components of net periodic cost from
  October 24, 2003 to December 31, 2003:
    Service cost                                                    $          47      $    37      $    84
    Interest cost                                                              71          207          278
    Expected return on plan assets                                            (78)           -          (78)
                                                                    -------------      -------      -------
    Net periodic benefit cost                                       $          40      $   244      $   284
                                                                    =============      =======      =======

Actuarial assumptions:

                                                                            United States     Germany
                                                                            -------------     -------
Weighted-average actuarial assumptions used to determine net cost:
  Discount rate for accrued benefit obligations                                 6.25%           5.25%
  Rate of compensation increase                                                 4.50%           3.50%
  Expected return on plan assets                                                   8%              -

16. CHANGE IN NON-CASH OPERATING WORKING CAPITAL

                                                                            2003        2002
                                                                          --------   ---------
Decrease in accounts receivable                                           $ 37,500   $  21,443
Decrease (increase) in inventories                                          76,499     (24,305)
Decrease (increase) in prepaid expenses                                     10,835      (2,806)
Increase in accounts payable and accrued liabilities                       219,871       7,004
Increase (decrease) in income taxes payable                                 (9,385)      3,397
                                                                          --------   ---------
                                                                          $335,320   $   4,733
                                                                          ========   =========

54 CINRAM 2003 ANNUAL REPORT

17. SEGMENTED INFORMATION

The Company has three reportable business segments, being Audio/ROM replication/duplication, Home Video replication/duplication and Printing.

The Home Video replication/duplication segment manufactures video cassettes and DVDs. The Audio/ROM replication/duplication segment manufactures audio cassettes, CDs and CD-ROMs. The Printing segment provides design, printing and packaging services. The Other segment includes distribution services and merchandising sales.

The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

In 2003, the Company was dependent on two customers for approximately 30% and 19%, respectively, of consolidated revenue from the two main business segments. At December 31, 2003, these customers represented approximately 21% and 28%, respectively, of consolidated accounts receivable.

In 2002, the Company was dependent on two customers for approximately 37% and 15%, respectively, of consolidated revenue from the two main business segments. At December 31, 2002, these customers represented approximately 39% and 19%, respectively, of consolidated accounts receivable.

     (a)  Industry segments:

                                                                                    2003
                                                      HOME VIDEO       AUDIO/ROM
                                                     REPLICATION/    REPLICATION/
                                                      DUPLICATION     DUPLICATION      PRINTING    OTHER        TOTAL
                                                     ------------    ------------      --------   --------    ----------
Revenue from external customers                      $    690,416    $    240,566      $ 64,993   $156,656    $1,152,631
Earnings before interest expense,
 investment income, unusual items
 and income taxes                                         103,311          12,174         7,695      3,929       127,109
Total assets                                            1,634,326         596,038       285,960    146,445     2,662,769
Amortization of capital assets and
 assets under capital leases                               60,878          19,192         1,669      7,064        88,803
Amortization of intangible assets                          12,774             149         1,957          -        14,880
Capital expenditures                                       97,589           2,701         1,937      9,603       111,830
Additions to goodwill and intangible assets               736,737           8,591       113,750          -       859,078

                                                                                                 2002
                                                                        Home Video      Audio/ROM
                                                                       replication/    replication/
                                                                        duplication    duplication     Other        Total
                                                                       ------------   -------------   -------      --------
Revenue from external customers                                        $    539,218   $     241,261   $98,200      $878,679
Earnings before interest expense, investment
income, unusual items and income taxes                                       61,994         15,016      2,215        79,225
Total assets                                                                509,157        227,811     92,725       829,693
Amortization of capital assets and assets under
capital leases                                                               46,051         20,605      8,387        75,043
Capital expenditures                                                         43,686          7,919     17,704        69,309

                                                    CINRAM 2003 ANNUAL REPORT 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Canadian dollars, except per share and per share amounts)

     (b)  Revenue from external customers is comprised of the following:

                                             2003            2002
                                          ----------       --------
DVD                                       $  538,633       $245,332
VHS                                          151,783        293,886
Audio CD/CD-ROM                              226,321        207,497
Audio cassette                                14,245         33,764
Printing                                      64,993              -
Distribution                                  99,390         72,204
Merchandising                                 28,324              -
Other                                         28,942         25,996
                                          ----------       --------
                                          $1,152,631       $878,679
                                          ==========       ========

     (c)  Geographic segments:

                                                UNITED                                                  2003
                                 CANADA         STATES         FRANCE     GERMANY        OTHER          TOTAL
                                --------      ----------      --------    --------      -------       ----------
Revenue from external
 customers                      $181,578      $  693,701      $116,705    $100,618      $60,029       $1,152,631
Capital assets,
 assets under capital
 leases, goodwill and
 intangible assets                95,920       1,352,184        38,525     185,766       11,716        1,684,111
                                --------      ----------      --------    --------      -------       ----------

                                                United                                   2002
                                 Canada         States         France      Other         Total
                                --------      ----------      --------    --------      --------
Revenue from
 external customers             $167,596      $  452,723      $137,587    $120,773      $878,679
Capital assets,
 assets under capital
 leases and goodwill              71,439         198,120        35,409      13,466       318,434

18. FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The carrying values of long-term debt and obligations under capital leases which have variable interest rates based on market rates approximate the fair values of those financial instruments. The fair values of the under capital leases were based on the amount of future cash flows associated with each instrument discounted using borrowing rates currently available for similar debt instruments of similar maturity. The aggregate fair value of the Company's total long-term debt and obligations under capital

                                Book value       Fair value
                                ----------       ----------
2003                            $   43,410       $   46,873
2002                                71,876           74,108

56 CINRAM 2003 ANNUAL REPORT

19. JOINT VENTURES

The Company's proportionate share of the assets, liabilities and results of operations of joint ventures as at and for the years ended December 31, 2003, and 2002, recorded in the consolidated financial statements of the Company, is as follows:

                                                                                            2003       2002
                                                                                          --------   -------
Current assets                                                                            $  7,366   $10,748
Long-term assets                                                                               781     1,674
Current liabilities                                                                          3,398     4,484
Net sales                                                                                   18,940    20,841
Earnings before interest expense, investment income, unusual items and income taxes            480     1,729
Net earnings                                                                                   130     1,012

Cash provided by (used in) operations, financing and investments (excluding non-cash activities) of joint ventures was as follows:

                                    2003        2002
                                  --------    --------
Cash provided by (used in):
    Operations                    $  1,684    $    529
    Investments                       (233)     (1,748)

                                                    CINRAM 2003 ANNUAL REPORT 57

11-YEAR FINANCIAL SUMMARY
(In thousands of Canadian dollars, except per share data)

                                                            2003         2002        2001        2000
                                                         ---------     -------     -------     -------
INCOME STATEMENT

Revenue                                                  1,152,631     878,679     831,723     652,281
Sales growth in %                                               31%          6%         28%          1%
Cost of sales                                              913,545     718,485     710,680     548,703
Gross profit before amortization                           343,848     235,237     187,898     161,338
Gross profit % before amortization                              30%         27%         23%         25%
Amortization                                               104,762      75,043      66,855      57,760
Gross profit                                               239,086     160,194     121,043     103,578
Gross profit as a % of sales                                   21%         18%         15%         16%
Selling, general and administrative expenses                96,018      80,969      81,208      80,376
Selling, general and administrative
    expenses as a % of net sales                                 8%          9%         10%         12%
Goodwill amortization                                            -           -       2,074       5,063
Research and development expenses                                -           -          99       1,700
Unusual items                                                3,800       2,276      (3,980)     51,676
EBITA* (earnings before interest,
    taxes and amortization)                                228,071     151,992     108,497      22,523
EBITA* %                                                        20%         17%         13%          3%
EBIT (earnings before interest and taxes)                  123,309      76,949      41,642     (35,237)
EBIT* %                                                         11%          9%          5%         (5)%
Interest expense                                            19,156       5,193       9,642      18,192
Investment income                                            4,994       4,538       4,404      16,671
Write-down of marketable securities                              -           -           -           -
Income tax expense                                          35,241      21,823      12,691      (8,647)
Net earnings                                                73,906      54,471      23,713     (28,111)
Basic EPS**                                                   1.33        0.99        0.43       (0.51)
Diluted EPS**                                                 1.31        0.98        0.43       (0.51)

* EBITA is defined herein as earnings before amortization, interest expense, investment income, and income taxes. EBIT is defined herein as earnings before interest expense, investment income and income taxes. Both of these are standard measures that are commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA and EBIT are not defined terms under generally accepted accounting principle (GAAP). Accordingly, these measures should not be considered substitutes or alternatives for net earnings or cash flow, in each case as determined in accordance with GAAP.

** Per share data based on 3 for 1 stock split July 1987, 2 for 1 stock split June 1993 and 2 for 1 stock split February 1998

58 CINRAM 2003 ANNUAL REPORT

                                                       1999      1998      1997      1996      1995      1994      1993
                                                     -------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT

Revenue                                              645,539   642,714   513,260   340,718   270,081   144,771   113,519
Sales growth in %                                          0%       25%       51%       26%       87%       28%       32%
Cost of sales                                        481,337   487,076   389,279   256,111   205,549   103,902    84,984
Gross profit before amortization                     222,777   213,815   165,606   103,234    81,371    50,308    38,586
Gross profit % before amortization                        35%       33%       32%       30%       30%       35%       34%
Amortization                                          58,575    58,177    41,625    18,627    16,839     9,439    10,051
Gross profit                                         164,202   155,638   123,981    84,607    64,532    40,869    28,535
Gross profit as a % of sales                              25%       24%       24%       25%       24%       28%       25%
Selling, general and administrative expenses          71,804    74,222    58,213    33,444    28,296    18,036    10,035
Selling, general and administrative
    expenses as a % of net sales                          11%       12%       12%       10%       11%       12%        9%
Goodwill amortization                                  8,746     5,185     2,928     1,257       765
Research and development expenses                      1,565     4,490     2,003     2,303     1,953     1,958     1,827
Unusual items                                         30,551
EBITA* (earnings before interest,
    taxes and amortization)                          110,111   129,918   102,462    66,230    50,357    30,314    26,724
EBITA* %                                                  17%       20%       20%       19%       19%       21%       24%
EBIT (earnings before interest and taxes)             51,536    71,741    60,837    47,603    33,518    20,875    16,673
EBIT* %                                                    8%       11%       12%       14%       12%       14%       15%
Interest expense                                      16,026    16,489     8,738     3,095     2,120         -         -
Investment income                                     16,753    17,450    10,374     3,931     3,742     2,309     1,788
Write-down of marketable securities                    3,320     6,150
Income tax expense                                    29,599    24,249    20,339    17,248    12,149     5,187     4,941
Net earnings                                          19,344    42,303    42,134    31,191    22,991    17,997    13,520
Basic EPS**                                             0.33      0.71      0.74      0.65      0.51      0.41      0.31
Diluted EPS**                                           0.32      0.70      0.73      0.63      0.49      0.40      0.31

                                                    CINRAM 2003 ANNUAL REPORT 59

11-YEAR COMPARATIVE BALANCE SHEET
11 years ending December 31, 2003 (in thousands of Canadian dollars)

                                       2003   2002   2001   2000    1999   1998   1997   1996   1995    1994   1993
                                       ----   ----   ----   ----    ----   ----   ----   ----   ----    ----   ----
BALANCE SHEET

Current ratio                          1.05   1.65   1.45   1.30    1.61   1.61   2.65   3.14   1.49    2.32   2.55
Debt to equity ratio*                  4.34   0.80   0.84   1.11    1.04   0.98   1.01   0.37   0.85    0.42   0.37
Debt to assets ratio*                  0.81   0.45   0.46   0.53    0.51   0.49   0.50   0.27   0.46    0.29   0.27
Equity to assets ratio                 0.19   0.55   0.54   0.47    0.49   0.51   0.50   0.73   0.54    0.71   0.73
Accounts receivable turnover**            3      4      4      3       4      5      5      5      6       7      8
Days sales in
    accounts receivable**               111     97    103    107      86     80     75     78     63      50     43
Inventory turnover***                    15     14     17     13      12     12     13     11     13      13     12
Days sales in inventory***               24     26     21     27      31     31     29     32     27      28     30
Asset turnover****                     0.64   1.07   1.13   0.87    0.78   0.79   0.71   0.73   1.09    1.06   1.04
Return on equity*****                    15%    13%     6%   n/a       5%    10%    12%    13%    19%     20%    18%
Return on total assets******              4%     7%     3%   n/a       2%     5%     7%     9%    12%     14%    13%

* consists of current and long-term liabilities including future income taxes

** two year average accounts receivable

*** two year average inventory

**** total assets excluding intangible assets

***** two year average equity

****** two year average total assets

SUMMARY OF QUARTERLY RESULTS
Years ended December 31
(in thousands of Canadian dollars, except per share data)

                                                                 Earnings per share
                    Sales             Net Earnings            Basic            Diluted
QUARTER        2003       2002      2003      2002      2003        2002     2003    2002
           ----------   --------   -------   -------   ------      -----    -----   -----
First      $  195,106   $181,433   $10,930   $ 3,985   $ 0.20      $0.07    $0.20   $0.07
Second     $  192,188   $171,570   $11,630   $ 7,575   $ 0.21      $0.14    $0.21   $0.14
Third      $  203,529   $224,726   $19,123   $14,843   $ 0.34      $0.27    $0.33   $0.27
Fourth     $  561,808   $300,950   $32,223   $28,068   $ 0.58      $0.51    $0.57   $0.50
           ----------   --------   -------   -------   ------      -----    -----   -----
Year       $1,152,631   $878,679   $73,906   $54,471   $ 1.33      $0.99    $1.31   $0.98
           ==========   ========   =======   =======   ======      =====    =====   =====

60 CINRAM 2003 ANNUAL REPORT

TRADING OF COMMON SHARES: CRW

Years ended December 31          Quarter      High       Low      Closing   Volume
                                 -------    --------  --------   --------   ------
2003                             FIRST      $  11.25  $   8.36   $  11.00   12,988
                                 SECOND     $  16.85  $  10.80   $  16.43   21,626
                                 THIRD      $  29.60  $  15.51   $  24.95   38,905
                                 FOURTH     $  28.59  $  25.34   $  28.35   21,488
                                 -------    --------  --------   --------   ------
                                 YEAR       $  29.60  $   8.36   $  28.35   95,006
                                 -------    --------  --------   --------   ------

2002                             First      $   8.45  $   4.62   $   7.95   23,505
                                 Second     $  11.25  $   7.52   $  10.35   14,313
                                 Third      $  10.20  $   6.10   $   7.00   12,570
                                 Fourth     $  10.29  $   5.31   $   9.89   15,989
                                 -------    --------  --------   --------   ------
                                 Year       $  11.25  $   4.62   $   9.89   66,377
                                 -------    --------  --------   --------   ------

2001                             First      $   3.50  $   2.00   $   2.75    7,836
                                 Second     $   4.75  $   2.50   $   4.25    6,773
                                 Third      $   4.55  $   3.50   $   3.79    4,793
                                 Fourth     $   5.15  $   3.06   $   4.60    8,364
                                 -------    --------  --------   --------   ------
                                 Year       $   5.15  $   2.00   $   4.60   27,765
                                 -------    --------  --------   --------   ------

2000*                            First      $  11.30  $   7.55   $   7.55   11,583
                                 Second     $  10.80  $   7.50   $   9.40   15,807
                                 Third      $   9.75  $   4.85   $   5.75   10,318
                                 Fourth     $   6.05  $   2.56   $   2.85   15,051
                                 -------    --------  --------   --------   ------
                                 Year       $  11.30  $   2.56   $   2.85   52,759
                                 -------    --------  --------   --------   ------

1999*                            Year       $  21.50  $   8.65   $  11.75   45,406
                                 -------    --------  --------   --------   ------

*TSX and Nasdaq

COMMON SHARES

(weighted average number of shares outstanding at December 31, 2003)

Basic                 55,628,006
Diluted               56,611,737

                                                    CINRAM 2003 ANNUAL REPORT 61